Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Amendment No. 3 to Registration Statement No. 333-152513 of our report dated July 11, 2008, relating to the financial statements of Globe Metales S. A. (formerly Stein Ferroaleaciones S.A.C.I.F.yA.) as of June 30, 2006 and 2005 and for the years ended June 30, 2006, 2005 and 2004, with their notes 1 to 17 and supplemental appendices I to VI, thereto (which report expresses an unqualified opinion and includes an explanatory paragraph stating that accounting principles generally accepted in Buenos Aires City, Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America, and that the information relating to the nature and effect on such differences is presented in Notes 16 and 17 to the financial statements), appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
DELOITTE & Co.S.R.L.
Buenos Aires City, Argentina
/s/  Guillermo D. Cohen
Guillermo D. Cohen
(Partner)
July 10, 2009